NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 7, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 22, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Exchange Traded Concepts Trust's Yorkville High Income Infrastructure MLP ETF and Market Vectors ETF Trust's Market Vectors High Income Infrastructure MLP ETF became effective on February 22, 2016. Each share of Yorkville High Income Infrastructure MLP ETF was exchanged for shares of Market Vectors High Income Infrastructure MLP ETF with the same aggregate net asset value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 22, 2016.